UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Host Hotels & Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2008

Dear Stockholder:

It is my pleasure to invite you to attend the 2008 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 10:00 a.m. on Wednesday, May 14, 2008, at The Ritz-Carlton, Tysons Corner in McLean, Virginia. Doors will open at 9:30 a.m.

The following pages contain the Notice of the 2008 Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. Our directors and management team will be available to answer questions. We hope that you will be able to attend the meeting.

Your vote is important. Whether you plan to attend the meeting or not, I urge you to vote promptly and submit your proxy instructions by telephone, via the Internet, or by completing and returning your proxy card in the enclosed envelope. Voting is quick and easy. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person.

Host’s 2007 Annual Report is also enclosed. We encourage you to read our Annual Report and hope you will find it interesting and useful. Thank you for your continued interest in Host Hotels & Resorts, and we look forward to seeing you at the meeting.

Sincerely,

Richard E. Marriott
Chairman of the Board

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817-1109

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Wednesday, May 14, 2008
Meeting Time:	10:00 a.m., Doors open at 9:30 a.m.
Location:	The Ritz-Carlton Hotel, Tysons Corner 1700 Tysons Boulevard, McLean, Virginia

Agenda

•	Election of 7 directors;

•	Ratification of the appointment of KPMG LLP as independent auditors of the Company to serve for 2008; and

•	Transaction of any other business that may be properly brought before the annual meeting or any adjournment or postponement thereof.

Voting

You may vote if you were a holder of record of our common stock at the close of business on March 27, 2008. Whether or not you plan to attend the annual meeting, please vote in one of the following ways:

•	Use the toll-free number shown on your proxy card (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and return the enclosed proxy card in the postage-paid envelope.

BY ORDER OF THE BOARD OF DIRECTORS

ELIZABETH A. ABDOO
Secretary

April 10, 2008

Please refer to the reverse side of this notice for information on accommodations and directions to the hotel.

HOTEL INFORMATION

A special Stockholder Annual Meeting rate is offered at the hotel for Tuesday, May 13, 2008. A limited number of rooms are available at this special rate of $269, plus taxes and gratuities, single or double occupancy. To receive this special rate, please call 1-800-241-3333 and reference the Host Hotels & Resorts Stockholders block of rooms. All reservations should be received by the hotel no later than May 8, 2008. This discount may not be used in conjunction with any other discount, coupon or group rate.

Directions to the hotel:

From Ronald Reagan Washington National Airport (14 miles): Take Route 233 West and then Route 1 North. Take the left lane and switch over to Route 110 North. Travel two miles and take I-66 West eight miles to Exit 67 (I-495 North/Dulles Airport). Stay in the right lane (To All Local Exits). Take Exit 19A (Tysons Corner). At the fourth light, turn right onto Tysons Boulevard. Continue past the next light. The Ritz-Carlton is on the left at 1700 Tysons Boulevard,  1/4 mile past the first light.

From Dulles International Airport (12 miles): Take the Dulles Toll Road (route 267 East) toward Washington D.C. Take exit #18 (I-495 South, Richmond). Stay in the right lane and take exit #46A (Route 123 South Chain Bridge Road/Tysons Corner). Turn right onto Tysons Boulevard. The Ritz-Carlton is on the left at 1700 Tysons Boulevard.

West on I-66 from Downtown Washington, D.C.: Take I-66 West to Exit 67, I-495 North, Dulles Airport. Stay in the right lane (sign reads “To All Local Exits”). Take Exit 19-A (Tysons Corner). At the fourth light turn right onto Tysons Boulevard. The hotel is on the left,  1/4 mile at 1700 Tysons Boulevard.

From I-495 North or South: Coming from either North or South on I-495 (Capital Beltway), take exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go  1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From I-95 North (from Richmond): Approaching the Capital Beltway from the South on I-95 North, take I-495 West (Rockville/Tysons Corner). Continue to exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go  1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From I-95 South (from Baltimore): Approaching the Capital Beltway from the North on I-95 South at Exit 27, stay in the right lanes and switch over to I-495 West (Capital Beltway toward Silver Spring). Entering Northern Virginia, take exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go  1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From Washington, DC (via George Washington Parkway): From Constitution Avenue westbound after crossing the Potomac via the Roosevelt Bridge, exit Northwest onto George Washington Parkway. Travel West for approximately 8 miles to I-495 (Capital Beltway) South. Follow I-495 South for approximately three miles to exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go  1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

You may also get directions from the hotel website:

(http://www.ritzcarlton.com/en/Properties/TysonsCorner/Information/Directions/Default.htm) or call the hotel at (703) 506-4300.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on Wednesday, May 14, 2008.

The Proxy Statement and Annual Report to Stockholders are available at

http://www.hosthotels.com/investorrelations.asp.

ATTENDANCE AND VOTING MATTERS

Q:	What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. This proxy is being solicited by the Board of Directors and we have designated Larry K. Harvey and Elizabeth A. Abdoo as proxies for this annual meeting. When you properly sign your proxy card or vote via telephone or the Internet, you are giving the persons named on the card your direction to vote your shares of common stock at the annual meeting as you designate on the proxy card.

Q:	What is a proxy statement?

It is a document that summarizes information that we are required to provide you under the rules of the Securities and Exchange Commission, or SEC, when we ask you to vote your proxy. It is designed to assist you in voting.

Q.	What does it mean if I get more than one proxy card?

You should vote by completing and signing each proxy card you receive. You will receive separate proxy cards for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts.

Q:	What are my voting choices when voting for Director Nominees?

With respect to each nominee, stockholders may:

•	Vote in favor of the nominee;

•	Vote against the nominee; or

•	Abstain from voting for the nominee.

Q:	What are my voting choices when voting on the ratification of the appointment of KPMG LLP as independent auditors?

Stockholders may:

•	Vote in favor of the ratification;

•	Vote against the ratification; or

•	Abstain from voting on the ratification.

Q:	Who is entitled to vote?

Anyone who owned common stock of the Company at the close of business on Thursday, March 27, 2008, the record date, can vote at the annual meeting. We are first sending the enclosed proxy card and this proxy statement on April 10, 2008 to all stockholders entitled to vote at the meeting.

Q.	How can I manage the number of Annual Reports I receive?

Our 2007 Annual Report has been mailed to stockholders with this Proxy Statement. If you share an address with any of our other stockholders, your household might receive only one copy of these documents. To request individual copies for each stockholder in your household, please contact our Investor Relations department at 240-744-1000, by e-mail to ir@hosthotels.com, or by mail to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Investor Relations. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare Trust Company, N.A. (“Computershare”) toll-free at 1-800-519-3111 or by mail at P.O. Box 43078, Providence, Rhode Island 02940.

Q.	How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record as of March 27, 2008 and attend the annual meeting, you may vote in person at the meeting. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may vote your shares as follows:

•

Vote by Telephone. If you hold your shares in your own name as a holder of record, you may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Tuesday, May 13, 2008. When you call, have your proxy card in hand and you will receive a series of voice instructions which will allow you to vote your shares of common stock. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•

Vote by Internet. You also have the option to vote via the Internet. The Website for Internet voting is printed on your proxy card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Tuesday, May 13, 2008. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted.

Q.	Who is acting as my proxy?

The individuals named on the enclosed proxy card are your proxies. They will vote your shares as you indicate. If you sign and return your proxy card but do not indicate how you wish to vote, all of your shares will be voted:

(1)	FOR each of the nominees for director;

(2)	FOR the ratification of the appointment of KPMG LLP as independent auditors of the Company for 2008; and

(3)	In the discretion of your proxies on any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

Q.	May I revoke my proxy?

You	may revoke your proxy at any time before the annual meeting if you:

(1)	File a written notice of revocation dated after the date of your proxy with Computershare; or

(2)	Send Computershare by mail a later-dated proxy for the same shares of common stock; or

(3)	Submit a new vote by telephone or the Internet. The date of your last vote, by either of these methods or by mail, will be the one that is counted; or

(4)	Attend the annual meeting AND vote there in person.

The mailing address for Computershare is P.O. Box 43078, Providence, Rhode Island 02940. The overnight delivery address for Computershare is: 250 Royall Street, Canton, Massachusetts 02021.

Q.	How many shares of common stock may vote at the annual meeting?

At the close of business on March 27, 2008, there were 521,382,695 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.

Q.	What vote is required to approve each proposal?

In the election of directors, each nominee must receive more “For” votes than “Against” in order to be elected as a director. The proposal to ratify the appointment of KPMG LLP as the Company’s independent auditors for 2008 will require approval by a majority of votes cast at the annual meeting.

Q.	What constitutes a “quorum”?

A majority of the outstanding shares entitled to vote, present in person or by proxy, constitutes a quorum. We must have a quorum to conduct the meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

Q.	How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “abstain,” or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares. Abstentions and broker non-votes will have no effect on the results of the vote on the election of directors or the proposal to ratify the appointment of KPMG LLP.

Q.	How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Larry K. Harvey and Elizabeth A. Abdoo, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

Q.	Who will count the votes?

Computershare Trust Company, our transfer agent, will act as the inspectors of election and will tabulate the votes.

Q.	Who pays the cost of this proxy solicitation?

We bear all expenses incurred in connection with the solicitation of proxies. We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $6,500, plus expenses. We will reimburse brokers, fiduciaries and custodians for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Q.	Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members. Each director nominee stands for election every year. Biographical information about the nominees is set forth below. Each nominee has consented to serve if elected, but should any one be unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for a substitute nominee recommended by the Board of Directors.

Except in a contested election, each director will be elected only if they receive more votes “For” than votes “Against” the nominee. As set forth in the Company’s Corporate Governance Guidelines, any director nominee who is not elected by the vote required and who is an incumbent director must immediately tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. The Board will act on the tendered resignation within 90 days and will promptly disclose its decision and rationale as to whether to accept the resignation or the reasons for rejecting the resignation. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and is not an incumbent director, the Board may fill the resulting vacancy or decrease the size of the Board.

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director.

NOMINEES FOR DIRECTOR

Robert M. Baylis, 69	Director since 1996

Mr. Baylis is the retired Vice Chairman of CS First Boston. Prior to his retirement, he was Chairman and Chief Executive Officer of CS First Boston Pacific, Inc. Mr. Baylis is also a Director of New York Life Insurance Company and PartnerRe Ltd., and is Chairman of the Board of Gildan Activewear, Inc. He is an overseer of the University of Pennsylvania Museum, a Trustee and the Chairman of the Executive Committee of the Rubin Museum of Art in New York City and the Chairman of the Audit Committee of the Woods Hole Oceanographic Institution. Mr. Baylis is also a member of the Advisory Council of the Economics Department of Princeton University.

Terence C. Golden, 63	Director since 1995

Mr. Golden served as our President and Chief Executive Officer from 1995 until his retirement in May 2000. He is the Chairman of Bailey Capital Corporation and the Federal City Council in Washington, D.C. In addition, Mr. Golden is a Director of Pepco Holdings, Inc., Stemnion, Inc., The Morris and Gwendolyn Cafritz Foundation and the Kipp Academy. In past years, Mr. Golden served as Chief Financial Officer of The Oliver Carr Company, as a director of Cousins Properties, Inc., as a member of the G2 Satellite Solutions Advisory Committee and was also co-founder and national managing partner of Trammell Crow Residential Companies. He served as Administrator of the General Services Administration from 1985 to 1988 and was Assistant Secretary of the Treasury from 1984 to 1985.

Ann McLaughlin Korologos, 66 Director since 1993

Ms. Korologos is Chair of the RAND Corporation Board of Trustees, an international public policy research organization. From October 1996 to December 2005 she served as Senior Advisor to Benedetto, Gartland & Company, Inc., a private investment banking firm in New York. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until August 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation (and its subsidiary, American Airlines), Kellogg Company, Harman International Industries, Inc., and Vulcan Materials Company.

Richard E. Marriott, 69 Chairman of the Board	Director since 1979

Mr. Richard E. Marriott is our Chairman of the Board. He is Chairman of the Board of First Media Corporation and of the J. Willard Marriott and Alice S. Marriott Foundation, and is a director of the Richard E. and Nancy P. Marriott Foundation and the Polynesian Cultural Center. Mr. Marriott also serves on the Federal City Council and the National Advisory Council of Brigham Young University. He is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities and a Trustee of the Boys & Girls Clubs of America.

Judith A. McHale, 61	Director since 2002

Ms. McHale is the Managing Partner of the GEF/Africa Growth Fund, a private equity investment fund focused on making investments in the consumer goods and services sector in Africa. Prior to launching the fund, Ms. McHale served as President and Chief Executive Officer of Discovery Communications, Inc., the parent company of cable television’s Discovery Channel, from June 2004 through November 2006. She previously served as President and Chief Operating Officer of Discovery Communications from 1995 until June 2004 and served as Executive Vice President and General Counsel from 1989 to 1995. Ms. McHale is a Director of Polo/Ralph Lauren Corporation. Ms. McHale also serves on the boards of the Sister-to-Sister Everyone has a Heart Foundation, Vital Voices Global Partnership and the Africa Society.

John B. Morse, Jr., 61	Director since 2003

Mr. Morse has served since November 1989 as Vice President, Finance and Chief Financial Officer of The Washington Post Company. He also serves as President of Washington Post Telecommunications, Inc. and Washington Post Productions, Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. He also serves as Trustee of the College Foundation of the University of Virginia.

W. Edward Walter, 52	Director since 2007
President and Chief Executive Officer

Mr. Walter is our President and Chief Executive Officer. He joined our company in 1996 as Senior Vice President for Acquisitions, and was elected Treasurer in 1998, Executive Vice President in 2000, Chief Operating Officer in 2001, Chief Financial Officer in 2003 and President and Chief Executive Officer in October 2007. Prior to joining our company, Mr. Walter was a partner with Trammell Crow Residential Company and the President of Bailey Capital Corporation. He is on the Board of Directors of Friendship Public Charter School, District of Columbia, and is the Immediate Past Chairman of National Kidney Foundation of the National Capital Area, Inc., where he has served on the Board of Directors since July 2003.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent auditors of the Company for 2008. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

The Board of Directors is asking stockholders to ratify the selection of KPMG LLP as our independent auditor. Although ratification is not required by our Bylaws, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent auditors of the Company for 2008.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Corporate Governance

The Board of Directors continually reviews the Company’s corporate governance practices. In recent years, the Board has implemented numerous corporate governance enhancements to further strengthen the Board’s capacity to oversee the Company and to serve the long-term interests of all stockholders. In 2004 the Board recommended, and the stockholders approved, an amendment to the Company’s charter declassifying the Board of Directors. Effective with the 2005 annual meeting, all directors have been elected on an annual basis. In 2006 the Board of Directors approved an amendment to the Company’s Bylaws to change the voting standard for the election of directors from a plurality to a majority of all of the votes cast in uncontested elections. Effective with the 2007 annual meeting, all directors have been elected under this standard. The Company’s Corporate Governance Guidelines, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

Under our Corporate Governance Guidelines, non-management directors meet in executive session without management and did so in 2007. The purpose of the sessions is to promote open discussions among the non-management directors. The Chair of the Nominating and Corporate Governance Committee is responsible for convening and presiding over regular executive sessions of the non-management directors. The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of: the full Board of Directors, the presiding director or the non-management directors as a group, by writing to the Board of Directors, the Presiding

Director or the Non-Management Directors at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Bethesda, MD 20817, Attn: Secretary. The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded. The Secretary shall retain for three years copies of all stockholder communications that are forwarded.

Code of Business Conduct and Ethics

The Board has also adopted a code of business conduct and ethics that applies to all officers and employees of the Company and a code of business conduct and ethics and conflict of interest policy for the Board of Directors. The purpose of these codes of conduct is to promote honest and ethical conduct; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and directors.

Board Meetings

The Board met eight times in 2007. Each director attended at least 75% of the meetings of the Board and of the committees on which the director served. The Company expects directors to attend the annual meeting of stockholders. All directors attended the annual meeting in 2007.

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a material relationship with the Company that could interfere with a director’s independent judgment. To be considered independent, directors must also be “independent” within the meaning of the New York Stock Exchange’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in the Company’s Corporate Governance Guidelines. Under these standards, a director is not considered independent if, within the past three years:

•	the director was employed by the Company (except on an interim basis);

•	an immediate family member of the director was an officer of the Company;

•	the director or an immediate family member was affiliated with or employed by the Company’s internal or external auditors;

•	the director or an immediate family member was employed by a company when a present officer of the Company sat on that company’s compensation committee;

•	the director or an immediate family member received, during any 12-month period, more than $100,000 in compensation from the Company, other than director or committee fees or deferred compensation;

•

the director is an employee or an executive officer, or an immediate family member is an executive officer, of a company that makes payments to or receives payments from the Company which exceeds the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year; or

•

the director or the director’s spouse is affiliated with a tax exempt organization to which the Company has made contributions in an amount that, in any single year, exceeds the greater of $1 million or 2% of the tax exempt organization’s consolidated gross revenues.

In addition, the Board of Directors also considers the following factors, among others, in making its independence determinations:

•	whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; and

•	whether the director receives any compensation or other fees from the Company, other than the director fees described under “Director Compensation”.

Consistent with these considerations, the Board affirmatively determined that five of the Company’s seven directors are independent. Messrs. Marriott and Walter are not independent because they are Company employees.

Committees of the Board

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website (http://www.hosthotels.com). Copies of these charters are also available in print to stockholders upon request. Each committee consists entirely of independent directors in accordance with New York Stock Exchange rules. The Board generally makes committee assignments in May after the annual meeting of stockholders, upon recommendation of the Nominating and Corporate Governance Committee. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board of Directors.

Committee	2007 Members	Functions	2007 Meetings
Audit (1)	John B. Morse, Jr. (Chair) Terence C. Golden Judith A. McHale (2)

•     Responsible for appointing the independent auditors;

•     Approves the scope of audits and other services to be performed by the independent and internal auditors;

•     Reviews and approves in advance all non-audit services and related fees and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•     Reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•     Meets with the independent auditors, management representatives and internal auditors;

•     Reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC; and

•     Reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC.

7

(1)	Each member of the Audit Committee, in the business judgment of the Board, meets the qualifications and expertise requirements of the New York Stock Exchange. In addition, John Morse and Terence Golden are “audit committee financial experts” within the meaning of SEC rules. Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

(2)	Ms. McHale was appointed to the Committee in May 2007.

Committee	2007 Members	Functions	2007 Meetings
Nominating and Corporate Governance	Robert M. Baylis (1) (Chair) Ann McLaughlin Korologos John B. Morse, Jr.

•     Identifies and considers candidates to be recommended to the Board for nomination as directors;

•     Makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•     Oversees the annual evaluation of the Board, its committees and management;

•     Reviews periodically the compensation and benefits of non-employee directors and makes recommendations to the Compensation Policy Committee of any modifications; and

•     Fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

—  selection of committee chairs and committee assignments; and

—  implementation, compliance and enhancements to codes of conduct and the Company’s Corporate Governance Guidelines.

4

(1)	Mr. Baylis was appointed to the Committee in May 2007.

Committee	2007 Members	Functions	2007 Meetings
Compensation Policy	Ann McLaughlin Korologos (Chair) Robert M. Baylis Judith M. McHale

•     Oversees compensation policies and plans for Company employees;

•     Reflects the Company’s compensation philosophy in structuring compensation programs;

•     Approves the goals and objectives for compensation of senior officers of the Company;

•     Advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•     Reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•     Reviews and advises the Company on the process used for gathering information on the compensation paid by other similar businesses;

•     Reviews the Company’s succession plans relating to the CEO and other senior management; and

•     Reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices.

5

In 2005, the Compensation Policy Committee retained a compensation consultant, Towers Perrin, which assisted the Committee in the design, structure and implementation of the executive compensation program for 2006-2008. In addition, Towers Perrin advises on compensation issues at the request of the Committee. The Compensation Policy Committee may delegate any or all of its responsibilities to a subcommittee, but did not do so in 2007. The Compensation Policy Committee’s Report on Executive Compensation appears later in this proxy statement.

Compensation Policy Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person.

Board Nominations

Each year the Nominating and Corporate Governance Committee reviews with the Board of Directors the composition of the Board as a whole and makes a recommendation whether to renominate directors and whether to consider any new persons to be added to the Board of Directors. In assessing qualifications for nominees, the committee expects candidates to meet the qualifications described in the committee’s charter and the Company’s Corporate Governance Guidelines, including integrity, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, experience in running a major enterprise and the nominee’s stated intent to comply with the Company’s Corporate Governance Guidelines. In addition, when considering new Board members, the committee considers whether the candidate would qualify as an independent director under New York Stock Exchange and other applicable regulations.

The Nominating and Corporate Governance Committee will consider any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description, and a description of the person’s qualifications. Recommendations should be mailed to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Secretary. The Nominating and Corporate Governance Committee will evaluate in the same manner candidates suggested in accordance with this policy and those recommended by other sources. The Committee has full discretion in considering all nominations to the Board of Directors. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the Nominating and Corporate Governance Committee) must comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section explains our executive compensation program for the following “named executive officers”:

W. Edward Walter	President and Chief Executive Officer
James F. Risoleo	Executive Vice President, Chief Investment Officer
Minaz B. Abji	Executive Vice President, Asset Management
Elizabeth A. Abdoo	Executive Vice President, General Counsel
Larry K. Harvey	Executive Vice President, Chief Financial Officer, and Treasurer
Christopher Nassetta	Former President and Chief Executive Officer

The Company has three objectives for executive compensation:

•	to foster a strong relationship between stockholder value and executive compensation;

•	to provide annual and long-term incentives that emphasize performance-based compensation; and

•	to provide overall levels of compensation that attract and retain talented executives.

To achieve these objectives, our executive compensation program consists of a mix of cash, annual incentive awards and long-term equity. The Compensation Policy Committee, which consists entirely of independent members of the Board, approves all our compensation policies and programs. The Committee, with the assistance of Towers Perrin, structured the current executive compensation plan in 2005, and it was approved by the Board of Directors in 2006. Like previous programs, the 2006-2008 Plan is structured based on a three–year period, with performance targets for each year established annually. Towers Perrin is retained by, and reports to, the Committee.

Current Executive Compensation Program

This section describes the key elements of the 2006-2008 Plan. For a discussion of the Committee’s actions and decisions on compensation in 2007, please see “2007 Compensation Actions.”

Key Elements

The three significant elements of the 2006-2008 Plan are base salary, annual incentive awards and long-term incentive compensation. Base salary and annual incentive awards are cash-based, while long term incentives consist of restricted stock awards. The Committee does not use a specific formula in determining the mix of compensation, but as an executive’s level of responsibility and position increases, a greater portion of his or her total compensation is based less on salary and an annual incentive award, that is, cash, and more on the long-term incentive, that is stock. Only base salary is assured so the majority of overall target compensation is at risk for senior executives, with actual amounts paid or forfeited depending on the financial performance of the Company, its relative performance and stockholder return and the individual performance of senior executives. We believe that this emphasis on incentive-based compensation is appropriate because senior executives are the persons most able to affect Company performance.

Base Salary is set at an annual rate, based on the level of the position within the Company and the individual’s performance. Salary is the only component of cash compensation that is assured. Base salaries are typically reviewed by the Committee in February of each year. Adjustments, if any, take into account an individual’s performance, responsibilities, experience, internal equity and external market data. Base salary represents between 17%-30% of the named executive officers’ total target compensation under the 2006-2008 Plan.

Annual Incentive Awards are available to all employees and provide cash awards based on the financial performance of the Company and the personal performance of each employee. The annual incentive awards represent between 14%-24% of the named executive officers’ total target compensation under the 2006-2008 Plan. The awards are intended to reward the achievement of the Company’s financial objectives through the implementation of its annual business plan and the individual performance of executives in fulfilling each of his or her annual objectives. As described below, approximately 80% of the targeted annual award for the named executive officers depends on Company financial performance.

•

Financial performance is measured by funds from operations per diluted share, as adjusted for certain items (“Adjusted FFO”). The Company uses funds from operations per diluted share in accordance with NAREIT guidelines as a supplemental measure of operating performance in its earnings releases and financial presentations. Adjusted FFO takes into account adjustments reflecting (i) items that are unusual in nature (for example, the income from a directors’ and officers’ insurance settlement and one-time acquisition costs) and (ii) items that are in the long-term interest of the Company but would reduce funds from operations per diluted share in the performance period (such as costs associated with senior notes redemptions, debt prepayments, and preferred stock redemptions) which, if included, would not reflect the recurring funds from operations of the Company. The adjustments are explained in the Company’s earnings releases and Forms 10-Q and 10-K in the “Schedule of Significant Transactions Affecting Earnings per Share and Funds from Operations per Diluted Share” and are reviewed by the Audit Committee.

•

Personal performance is determined after the end of the fiscal year based on the actual performance of individuals against their pre-established personal objectives. These objectives are prepared by employees and reviewed by their managers. The Committee reviews and approves the individual performance measures for the most senior officers, which are typically tied to achievement of business plan objectives in their areas of responsibility.

The actual amount of the annual incentive award depends on four things:

•	salary, because the award is paid as a percentage of salary;

•	whether the level of performance achieved by the Company on the Adjusted FFO measure is at, or between, “threshold”, “target” or “high” with no payment for performance below threshold;

•	whether personal performance is at, or between, “threshold”, “target” or “high,” with no payment for performance below threshold; and

•

the relative weighting between financial and personal performance measures. As employees attain more responsibility and a greater role, more of the annual award is weighted toward financial performance in recognition of an individual’s growing ability to affect the financial performance of the Company. For example, the named executive officers are weighted (i) 80% on financial performance, and (ii) 20% on personal objectives. For senior vice presidents, the criteria are weighted (i) 50% on financial performance, and (ii) 50% on such employee’s personal objectives.

As chief executive officer, Mr. Walter’s threshold annual award is 50% of base salary, target is 100% of base salary and high is 200% of base salary. For the executive vice presidents, the threshold annual award is 37.5% of base salary, target is 75% of base salary and high is 150% of base salary. For senior vice presidents, the threshold annual award is 27.5% of base salary, target is 55% of base salary and high is 110% of base salary. To understand the breakdown between financial performance and personal performance, the chart below shows how the annual incentive award at the target level may be attributable to each measure for the CEO, any executive vice president and any senior vice president.

Level	Target Bonus (as a % of Annual Salary) %	Company Financial Performance %	Personal Performance %
CEO	100	80	20
EVP	75	60	15
SVP	55	27.5	27.5

Long-Term Incentive Compensation consists entirely of restricted stock because we believe that restricted stock creates an incentive for senior executives and other managers to operate the Company in a manner that creates significant long-term value for stockholders. We have not awarded stock options to any executives and stopped awarding stock options to other employees in 2002. Long term incentives comprise the largest component of senior management’s total target compensation representing between 44%-67% of the named executive officers’ total target compensation under the 2006-2008 Plan.

Awards of restricted stock are evidenced by a restricted stock agreement between the Company and the executive, a form of which is on file with the SEC. Some key aspects of the awards are:

•

Awards are made at the start of the three-year period (that is, in early 2006 for the 2006-2008 Plan) with one-third eligible to vest in each year, although the Committee has the discretion to modify awards to reflect additional responsibilities, promotions or superior performance. For a discussion of the Committee’s actions, please see “2007 Compensation Actions”;

•	Cash dividends are accrued and paid only on shares that vest and are released;

•	Approximately fourteen percent (14%) of the total three-year award is time-based, that is, it will vest if the executive continues employment until year end;

•

Approximately eighty-six percent (86%) of the total three-year award is performance-based, that is, vesting depends on satisfying two measures, Absolute TSR and Relative TSR, which are discussed below;

•

To the extent that shares do not vest in any one year, there is an opportunity for the unvested shares to vest at the end of the three-year period based on a cumulative total stockholder return or a cumulative relative stockholder return, in each case over the three-year period. The price to measure the cumulative stockholder return for the three year period 2006-2008 is $17.88 per share, based on the average of the high and low price of the Company’s common stock for the 60 days prior to December 31, 2005;

•

Absolute TSR means an absolute total stockholder return, which is measured by our share price growth plus dividends paid on our common stock for the applicable year. It is set at three levels—threshold, target, and high. Shares vest depending on the return achieved and are interpolated between the vesting percentages, as follows:

Absolute TSR Return	Shares Vesting
Less than 7%	0
Threshold = 7%	25%
Target = 10%	50%
High = 15%	100%

•

Relative TSR is a relative stockholder return, which is measured by our total stockholder return relative to companies in the NAREIT Equity Index. It is set at three levels—threshold, target and high. Shares vest based on the percentile achieved and are interpolated between the vesting percentages, as follows;

Relative TSR Percentile	Shares Vesting
Less than 40th percentile	0
Threshold = 40th percentile	25%
Target = 60th percentile	50%
High = 80th percentile	100%

•

Shares also vest in the event of an executive’s death or disability or, under certain circumstances, under the severance plan. Please see the discussion under “Severance and Change in Control”. As described under “Perquisites and Other Personal Benefits,” Messrs. Walter and Risoleo agreed to accept proceeds under life insurance policies to offset long-term incentive compensation that would vest in the event of such executive’s death.

Other Benefits and Policies

While the key elements of executive compensation are base salary, annual incentive awards and long term incentives, the named executive officers are also eligible to participate in the Company’s health and welfare programs, our tax-qualified Retirement and Savings Plan (401(k)), and other programs on the same basis as all other employees. This section describes additional benefits and policies that apply only to the named executive officers and other senior executives, which are (1) perquisites and other personal benefits, (2) the executive deferred compensation plan, (3) the severance plan, which also addresses a change in control, and (4) the stock ownership policy.

Perquisites and Other Personal Benefits for executive officers are (1) dining, complimentary rooms and other hotel services when on personal travel at hotels that we own or that are managed by our major operators and (2) tax preparation services. We also reimburse executives for taxes associated with these benefits. We are in the lodging industry and feel it is appropriate to encourage our executives to continually enhance their understanding of our properties and the operations of our key managers. In addition, we believe that offering the tax preparation services represents a minimal cost while ensuring that executives are in compliance with all tax filings.

While these are the primary perquisites, in connection with long term incentive stock awards, Messrs. Nassetta, Risoleo and Walter each agreed to purchase life insurance policies and to accept the proceeds under these policies, to offset long-term incentive stock compensation that would vest and be payable in the event of the executive’s death. The proceeds from the life insurance policies would mitigate the effect on the Company’s financial statements of the accelerated vesting of large restricted stock awards, which would occur upon an executive’s death. The Company reimburses each of the executives for the cost of each policy and the taxes payable as a result of the reimbursement.

The Executive Deferred Compensation Plan allows participants to save for retirement in excess of the limits applicable under our Retirement and Savings Plan. It is not a tax qualified plan. Eligible employees, including the named executive officers, may defer up to 100% of their compensation (including salary and cash bonuses) in excess of the amounts first deferred into the Retirement and Savings Plan. We provide a match of $.50 for each $1.00 deferred under the plan, up to a maximum of 6% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, we may make a discretionary matching contribution of $.50 on each $1.00 up to 6% of the participant’s compensation. This is the only non-qualified retirement plan we offer to senior executives. We do not have a pension plan. We do not have a supplemental executive retirement program.

Severance and Change in Control are addressed in a severance plan that was adopted and has been in effect since 2003. The named executive officers as well as other senior executives are covered by the plan. The Committee determined in 2003 that the level of benefits were consistent with levels in the market at the time. The Committee reviews the severance plan annually and believes it should be maintained in its current form. The Committee also reviews the level of severance pay and benefits an executive would receive at the time it determines compensation or considers adjustments, particularly long-term incentive awards which would accelerate and vest upon a change in control coupled with a triggering event. However, the severance plan did not have an impact on the Committee’s determination of compensation levels under the 2006-2008 Plan or its 2007 compensation actions.

Severance pay and benefits vary depending on the participant’s title and the circumstances of his or her termination of employment. All severance is contingent on the execution of a release in favor of the Company and a one year non-compete and non-solicitation agreement. The key elements of severance are as follows:

•

upon death or disability, an executive receives a prorated annual incentive bonus at the target level through the month of death or disability and all long-term incentive stock compensation vests. In addition, the executive would be entitled to benefits under our life insurance and disability plans that are applicable to all employees.

•

an executive terminated without “cause”, an executive who voluntarily leaves because of a material adverse change in title, position or level of responsibility without “cause” or without such executive’s written consent, or an executive who voluntarily leaves because of the failure of the Company to pay such executive any compensation or benefits to which he or she is entitled, receives a payment equal to a multiple of base salary and average bonus over the prior three year period. For example:

•

Mr. Walter, as president and chief executive officer, would be entitled to receive a payment equal to 2x his current base salary and 2x his average annual incentive bonus over the prior three year period.

•

All other executives covered by the plan would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average annual incentive bonus over the prior three year period.

•

In addition, one year of the executive’s long-term incentive stock award would accelerate and vest at the target level, and we would pay for the continuation of the executive’s health and welfare benefits for 18 months or until the executive is re-employed, whichever period is shorter.

•	an executive terminated for cause is not entitled to any benefits under the severance plan.

Change in Control is also addressed in the severance plan. The Committee and the Board believe that providing properly designed change in control benefits align the Company’s interests with its stockholders by eliminating distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management. Significantly, the plan requires a “double trigger” for payment, that is, there must be both a change in control and one of the following events:

•	A reduction in the executive’s base pay;

•	The Company’s failure to provide the executive with compensation and benefits in the aggregate at least equal to that in effect prior to the change in control;

•	A termination of the executive without “cause”;

•	A material adverse change in title, position or level of responsibility of the executive without “cause” or without such executive’s written consent; or

•	A relocating of the executive’s work location outside a 50 mile radius from that prior to the change in control.

Under these circumstances, Mr. Walter would be entitled to three times his current base salary plus three times his average bonus determined over the prior three year period. All other members of senior management covered by the plan would be entitled to two times their current base salary plus two times their average annual incentive bonus over the prior three year period. In addition, all long-term incentive stock compensation would vest, and we would pay for benefits under our standard health and welfare benefit plans for 18 months or until the person is re-employed, whichever time period is shorter. Finally, the person would be entitled to receive any benefits that he or she would otherwise be entitled to receive upon termination under our Retirement and Savings Plan and Executive Deferred Compensation Plan, although those benefits are not increased or accelerated in any way. These provisions would remain in effect for a period of one year following a change in control.

We do not provide any consideration for excise taxes that a member of senior management might incur related to a change in control. The costs of any excise tax would be borne by such employee.

The Stock Ownership Policy ensures that senior executives have a meaningful economic stake in the Company, while allowing for appropriate portfolio diversification. The guidelines provide that, within five years of joining the Company or being promoted to a position in senior management, members of senior management should own stock equal to the following respective multiple of their annual salary rate:

CEO—five times annual salary rate;

Executive Vice Presidents—three times annual salary rate; and

Senior Vice Presidents—two times annual salary rate.

Only certain types of equity are used in determining whether the guidelines are met, including stock owned directly by an employee or as a result of vesting in restricted stock. There are no 10b5-1 selling plans in effect. The Committee reviews stock ownership levels, and reviews requests by members of senior management to sell stock in compliance with the guidelines. Each of the named executive officers owns stock in compliance with the guidelines.

Additional Information

Tax and Accounting Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., our operating partnership, and not by Host Hotels & Resorts, Inc. As a result, we believe that none of our employees are subject to the $1 million compensation deduction limit under Section 162(m).

However, in the event that some portion of employee compensation is subject to Section 162(m) but fails to be deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to our stockholders or to pay tax on the undistributed income provided we have distributed at least 90% of our adjusted taxable income. In such event, the Committee may consider the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Committee’s control also can affect deductibility of compensation. Accordingly, the Committee may determine that it is appropriate to structure compensation packages in a manner that may not be deductible under Section 162(m).

We adopted the fair value provisions of SFAS 123 Share-Based Payment in 2002, which was revised effective January 1, 2006 (“SFAS 123R”). As required under this statement, we recognize costs resulting from our share-based payment transactions in our financial statements over their vesting periods. We classify share-based payment awards granted in exchange for employee services as either equity classified awards or liability classified awards. The classification of our restricted stock awards as either an equity award or a liability award is primarily based upon cash settlement options. Equity classified awards are measured based on the fair value on the date of grant. Liability classified awards are remeasured to fair value each reporting period. The value of all restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. All restricted stock awards to senior executives have been classified as liability awards, primarily due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding.

2007 Compensation Actions

This section discusses the Committee’s compensation actions in 2007, which included addressing the departure of our former chief executive officer, Mr. Nassetta, determining the compensation of Mr. Walter as President and Chief Executive Officer and Mr. Harvey as Executive Vice President, Chief Financial Officer and Treasurer, and determining the results for 2007 under the 2006-2008 Plan.

Departure of Mr. Nassetta.    In October 2007, Mr. Nassetta announced his intention to resign and accept a position as chief executive officer at Hilton Hotels Corporation. Mr. Nassetta received his base salary through his departure date, amounts owed to him under benefit plans in which all employees participate, amounts he had contributed to the Retirement and Savings Plan, together with any Company contributions, and salary he had previously deferred under the Executive Deferred Compensation Plan, together with any Company contributions. Mr. Nassetta did not receive an annual incentive award or any long-term incentive compensation under the 2006-2008 Plan. He did receive 62,500 shares of stock that vested and were released in February 2007 under the 2005 Shareholder Value Award, which was an award of restricted stock made to senior executives under the 2003-2005 compensation program in recognition of the significant stockholder return over stated performance objectives achieved by the Company for the period 2003-2005. The awards vest 25% each February over four years (2006-2009) based on continued employment. In all, Mr. Nassetta forfeited 744,359 shares of unvested restricted stock. Mr. Nassetta did not receive severance because this was a voluntary departure for which there is no severance paid under the severance plan.

Compensation of New Executives.    The Board of Directors elected Mr. Walter as President and Chief Executive Officer on October 29, 2007, and Mr. Harvey Executive Vice President, Chief Financial Officer and Treasurer on November 1, 2007. In light of these promotions, the Committee requested that Towers Perrin gather updated market data for officer positions. Consistent with the Committee’s approach in 2005, Towers Perrin aggregated compensation data from two peer groups. These were (1) 18 size-based real estate companies with a median total capitalization of $18 billion, and (2) Towers Perrin’s general industry database of companies regressed to $5.5 billion of revenues (in excess of 800 companies). The two peer groups originally used in 2005 were adjusted to reflect the increase in capitalization and revenues in the Company since 2005. The size-based real estate group was chosen because it reflected current proxy data from the real estate industry, companies of comparable size, and in many instances, with a global portfolio. The general industry group was chosen because it presented information from a broader market than the real estate industry and is consistent with the Company’s inclusion in the S&P 500 index in 2007. The size-based real estate group from which the data was aggregated included:

Simon Property Group, Inc.

General Growth Properties, Inc.

Vornado Realty Trust

Equity Residential

ProLogis

Brookfield Properties Corporation

Public Storage

Marriott International, Inc.

Boston Properties, Inc.

Starwood Hotels & Resorts Worldwide, Inc.

Kimco Realty Corporation

HCP Inc.

Apartment Investment and Management Company

Macerich Company

Avalon Bay Communities

Forest City Enterprise Inc.

Developers Diversified Realty Corporation

Duke Realty Corporation

The Committee reviewed aggregated compensation data in the 25th, 50th, and 75th percentiles for each peer group. The Committee did not adhere to targeting overall compensation to a certain percentile, or a range of percentiles, in each peer group, which it has done previously. This is because each peer group presents key differences from the Company. The size-based real estate group does not reflect factors specific to the hospitality sector and data for positions, particularly the chief executive officer position, often reflect individual circumstances, such as a founder. The general industry group does not provide direct comparables for most REIT positions. Data from both groups do not reflect the experience of a person in a particular position. The Committee, instead, used the collective data, in consultation with Towers Perrin, to inform itself of the current levels of compensation in the market, and considered other factors, such as the credentials, length of service, experience and prior performance of each individual as well as internal equity considerations among the senior management team. Based on the foregoing, the Committee set Mr. Walter’s base salary at $750,000 retroactive to his promotion, and authorized an increase, effective January 1, 2008, in restricted stock under his existing grant in the 2006-2008 Plan. The “target” value of the additional award was $875,000. With respect to Mr. Harvey, in addition to the considerations described above, the Committee sought input from Mr. Walter, the Senior Vice President of Human Resources, and Towers Perrin. The Committee increased Mr. Harvey’s base salary to $350,000 retroactive to his promotion on November 1, 2007. In addition, the Committee authorized an increase effective January 1, 2008, in restricted stock to Mr. Harvey under his existing grant in the 2006-2008 Plan. The “target” value of the additional grant was $279,250.

Results for 2007 under the 2006-2008 Plan

Annual Incentive Award Program.    As previously described, the annual incentive award for the named executive officers is based 80% on the financial performance of the Company as measured by Adjusted FFO and 20% on personal performance. Mr. Harvey, however, served as a senior vice president until his promotion in November and his annual award was measured 50% on the financial performance of the Company and 50% on his personal performance for most of the year.

The Adjusted FFO measure is derived from the Company’s business plan and budget for 2007. The process for review and approval of the business plan began with Board discussions and meetings on the strategic plan for the Company. The business plan and budget were then reviewed and approved by the Board of Directors in February 2007. The “target” Adjusted FFO measure was the Company’s approved budget objective for 2007. The “threshold” Adjusted FFO was set at 10% below target and “high” was set at 10% above target. In February 2007, the Committee approved the Adjusted FFO target measure of $1.84 per share and set a threshold level of $1.66 per share and a high level of $2.02 per share. At the Committee’s meeting in February 2008, it reviewed the Company’s performance for Adjusted FFO. This review was conducted in connection with the year-end review by the Board and the Audit Committee of management’s implementation of the Company’s 2007 business plan. The Company’s Adjusted FFO results for 2007 were:

	Threshold	Target	High	2007 Results
Adjusted FFO (per share)	$1.66	$1.84	$2.02	$1.99 Between Target and High

The 2007 results were between target and high.

The Committee also reviewed the results on personal performance measures for the named executive officers. Each executive and member of senior management had shared objectives tied to implementing Company values and driving organizational culture. Other objectives varied with each person’s position, but were designed to be attainable since the objectives were part of each person’s yearly departmental plan. Mr. Walter’s objectives were tied to his former position as Chief Financial Officer, and related to implementing the Company’s finance plan and supporting overseas expansion. Mr. Risoleo’s annual incentive award was primarily based upon the achievement of two goals, implementing the acquisition and disposition strategy and leading the Company’s efforts in international markets. Mr. Abji’s main objectives related to improving the performance of our portfolio and maximizing the Company’s benchmarking efforts. Ms. Abdoo’s objectives were tied to enhancing legal support for the European joint venture and continuing her work on corporate governance and compliance matters. Mr. Harvey’s personal objectives were tied to his former position as Chief Accounting Officer. His performance was reviewed by Mr. Walter. The results on personal performance for all named executive officers were between target and high.

For 2007, the total annual incentive awards for the named executive officers were:

Name	Financial Measure (Adjusted FFO) $	Personal Measure $	Total 2007 Annual Incentive Award $
Mr. Walter	641,910	113,795	755,704
Mr. Risoleo	495,000	81,900	576,900
Mr. Abji	429,000	67,275	496,275
Ms. Abdoo	385,000	69,580	454,580
Mr. Harvey	184,867	100,601	285,468

Long-Term Incentive Compensation.    As previously described, one-third of the upfront grant of restricted stock under the 2006-2008 Plan was eligible to vest in 2007. Approximately 86% depended on the satisfaction of two measures, Absolute TSR and Relative TSR, with the remainder of shares vesting based on continued employment. The Committee assessed our performance on the Absolute TSR measure and Relative TSR measure at its February 2008 meeting. The starting price for the Absolute TSR was $24.37, based on the average of the high and low price of our common stock for the 60 day period ending December 31, 2006. The chart below shows the Absolute TSR measures at threshold, target and high, and the 2007 results:

Starting Price $24.37	Threshold	Target	High	2007 Results
Absolute TSR Measures	7% return = $26.08	10% return = 26.81	15% return = $28.03	$19.61 Below Threshold

The ending price in 2007 was $19.61, which represented the average of the high and low price of our common stock for the 60-day period ending December 31, 2007 of $18.61 plus $1.00 of dividends paid in 2007. The price of $19.61 represented performance below threshold. As a result, no shares were released under the 2006-2008 Plan based on Absolute TSR.

The Committee also reviewed the results on the Relative TSR measure, which was prepared by its consultant, Towers Perrin. As previously explained, Relative TSR represents a cumulative return for one year (from year-end 2006 to year–end 2007) reflecting price appreciation and dividend payments and is measured against the NAREIT Equity Index, with threshold equal to the 40th percentile, target equal to the 60th percentile and high equal to the 80th percentile. The Company ranked 81st out of 115 companies in the NAREIT Equity Index for a percentile rank of 29.792%. The Relative TSR measure represented performance below threshold. As a result, no shares were released under the 2006-2008 Plan based on Relative TSR.

The named executive officers did receive those shares of restricted stock which were time-based for 2007. The chart below shows all of shares that were eligible for release in 2007 under the 2006-2008 Plan and shows the actual amount released to the named executive officers.

Name	Eligible 2007 Absolute TSR Shares	Eligible 2007 Relative TSR Shares	Eligible 2007 Time-Based Shares	Total 2007 Shares Eligible for Release	Total Shares Released in 2007
Mr. Walter	76,552	76,552	25,517	178,621	25,517
Mr. Risoleo	55,054	55,054	18,352	128,460	18,352
Mr. Abji	25,902	25,902	8,634	60,438	8,634
Ms. Abdoo	20,449	20,449	6,816	47,714	6,816
Mr. Harvey	10,833	10,833	3,611	25,277	3,611

In addition to the 2006-2008 Plan, the named executive officers also received 25% of the restricted stock under the 2005 Shareholder Value Award, which were vested and released on February 9, 2007. The shares released were as follows: Mr. Walter, 25,000 shares; Mr. Risoleo, 18,750 shares; Mr. Abji, 12,500 shares; Ms. Abdoo, 12,500 shares; and Mr. Harvey, 9,375 shares.

The named executive officers had a considerable reduction in overall compensation in 2007 compared to 2006 because the majority of the long-term incentive compensation did not vest, which the Committee attributes to the general market decline rather than Company performance. The Committee recognized, however, that the design of the 2006-2008 Plan did reward the named executive officers for their strong individual contributions and the implementation of the Company’s business plan which drove financial performance even in a difficult economic year. In addition, the Committee was proud of the annual comprehensive succession planning between management and the board which created sufficient bench strength to address organizational needs during the recent leadership transition.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table for Fiscal Year End 2007

Name	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Richard E. Marriott (5) Chairman of the Board	2007 2006	$350,000 350,000	0 0	$437,500 458,500	$48,510 34,570	$836,010 843,070

W. Edward Walter President and Chief Executive Officer since October 29, 2007	2007 2006	541,781 500,000	667,848 5,700,324	755,704 700,000	133,390 146,468	2,098,723 7,046,792

James F. Risoleo Executive Vice President, Chief Investment Officer	2007 2006	450,000 450,000	496,728 4,131,806	576,900 625,500	125,426 101,510	1,649,054 5,308,816

Minaz B. Abji Executive Vice President, Asset Management	2007 2006	390,000 390,000	312,060 2,097,890	496,275 541,125	83,369 62,428	1,281,704 3,091,443

Elizabeth A. Abdoo Executive Vice President, General Counsel & Secretary	2007 2006	350,000 350,000	302,418 1,766,405	454,580 484,750	50,086 30,970	1,157,084 2,632,125

Larry K. Harvey Executive Vice President, Chief Financial Officer and Treasurer since November 1, 2007	2007 2006	297,534 283,397	218,859 1,051,022	285,468 278,901	35,291 28,436	837,152 1,641,756

Christopher J. Nassetta Former Chief Executive Officer	2007 2006	777,808 850,000	0 10,521,383	0 1,569,610	133,246 178,637	911,054 13,119,630

(1)	Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year. Mr. Walter’s salary was increased from $500,000 to $750,000 effective with his promotion to President and Chief Executive Officer on October 29, 2007. Mr. Harvey’s salary was increased from $295,000 to $350,000 effective with his promotion to Executive Vice President, Chief Financial Officer and Treasurer on November 1, 2007.

(2)

These amounts reflect the restricted stock expense recorded by the Company in its financial statements for each named executive officer. Our 2006-2008 executive restricted stock awards are considered liability awards and, therefore, we re-evaluate the fair value of the awards on a quarterly basis. Accordingly, for those shares granted under the 2006-2008 Plan, the stock award compensation represents the fair value of the restricted stock awards that vested during 2007 as of December 31, 2007. Additionally, in accordance with SFAS 123R, we have included compensation for a portion of the fair value of the stock awards granted but not vested for all periods in the 2006-2008 Plan in the above amount. We have also included compensation for the fair value of shares granted under the 2005 Shareholder Value Award, which was an award of restricted stock made to senior executives, Mr. Walter, Mr. Risoleo, Mr. Abji, Ms. Abdoo,

Mr. Nassetta and Mr. Harvey, under the 2003-2005 compensation program in recognition of the significant stockholder return over stated performance objectives achieved by the Company for the period 2003-2005. The awards are time vested over four years (2006-2009) based on continued employment. The compensation includes the fair value of shares vested in 2007 under the 2005 Shareholder Value Award, as well as a portion of the shares which vested in February 2008. For 2007, the per share fair value of the 2006-2008 Plan awards that vested was $17.04, which represents our closing stock price at December 31, 2007. For the 2005 Shareholder Value Award that vested in 2007, the per share fair value of the stock was equal to our share price on the date of issuance, or $20.00.

For the shares that vest solely on continued employment, we recognize compensation expense over the requisite period based on the market price at the balance sheet date. For shares that vest based on market performance, we recognize compensation expense over the requisite service period based on the fair value of the shares at the balance sheet date, which is estimated using a simulation or Monte Carlo method. For the purpose of the simulation, we assumed a volatility of 24.8%, which is calculated based on the volatility of our stock price over the last three years, a risk-free interest rate of 3.07%, which reflects the yield on a 3-year Treasury bond, and a stock beta of 0.987 compared to the REIT composite index based on three years of historical price data. The number of shares issued is adjusted for forfeitures.

(3)	These amounts reflect the annual incentive awards paid to each named executive officer, or deferred under the Executive Deferred Compensation Plan.

(4)	As detailed below, All Other Compensation consists of Company contributions to the Retirement and Savings Plan and the Executive Deferred Compensation Plan, perquisites and other personal benefits and tax reimbursements:

•	Matching contributions of $6,750 made under the Retirement and Savings Plan to each of Mr. Marriott, Mr. Walter, Mr. Risoleo, Mr. Abji, Ms. Abdoo, Mr. Harvey, and Mr. Nassetta.

•	A Company discretionary contribution of $6,750 made under the Retirement and Savings Plan, which is paid in 2008, to each of Mr. Marriott, Mr. Walter, Mr. Risoleo, Mr. Abji, Ms. Abdoo, and Mr. Harvey.

•

Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $17,505; Mr. Walter, $30,404; Mr. Risoleo, $25,515; Mr. Abji, $21,184, Ms. Abdoo, $18,293, Mr. Harvey, $ 10,494 and Mr. Nassetta, $67,309.

•

A Company discretionary contribution made under the Executive Deferred Compensation Plan, which is paid in 2008, as follows: Mr. Marriott, $17,505; Mr. Walter, $30,404; Mr. Risoleo, $25,515; Mr. Abji, $21,184; Ms. Abdoo, $18,293; and Mr. Harvey, $10,494.

•

Premiums associated with life insurance policies for Messrs. Nassetta, Walter, and Risoleo. In connection with the long-term stock awards granted under the executive compensation program, Messrs. Nassetta, Walter and Risoleo each agreed to purchase life insurance polices and to accept proceeds under these policies which would offset long-term incentive stock compensation that would vest and would be payable in the event of the executive’s death. The Company annually reimburses each executive for the cost of each policy and the taxes payable as a result of this reimbursement. In 2007, the total amounts reimbursed, excluding taxes, were: Mr. Nassetta, $7,525; Mr. Walter, $12,161; and Mr. Risoleo, $7,395.

•

Total cost of perquisites that executive officers are eligible to receive. In 2007, these perquisites consisted of tax preparation services, dining, complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators. The cost of each of these benefits is as follows:

	Mr. Marriott	Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Nassetta	Ms. Abdoo	Mr. Harvey
Tax preparation	$0	$2,000	$0	$600	$2,651	$0	$0
Dining, rooms & hotel services	0	19,988	27,803	14,264	24,034	0	464

•

Tax reimbursements to each of the named executive officers associated with the perquisites, and with respect to Messrs, Nassetta, Walter and Risoleo, tax reimbursements associated with the cost of the life insurance policies: Mr. Walter, $24,933; Mr. Risoleo, $25,698; Mr. Abji, $12,637; Mr. Harvey, $339; and Mr. Nassetta, $24,977.

(5)	Mr. Marriott is not a named executive officer under the SEC rules, but summary compensation information is provided in the interest of full disclosure.

Grants of Plan-Based Awards in Fiscal Year End 2007

There were no plan-based awards granted in 2007 to the named executive officers.

Outstanding Equity Awards at Fiscal Year End 2007

The following table summarizes all the equity awards made to the named executive officers that are outstanding as of December 31, 2007.

	Stock Awards
Name	# of Shares or Units of Stock that Have not Vested (1)	Market Value of Shares or Units of Stock that Have not Vested (2)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that Have not Vested (3)	Equity Incentive Awards: Market or Payout Value ($) of Unearned Shares, Units or Other Rights that Have not Vested (2)
W. Edward Walter	75,517	$1,286,810	38,276	$652,223
James F. Risoleo	55,852	951,718	27,528	496,605
Minaz B. Abji	33,633	573,106	12,951	246,587
Elizabeth A. Abdoo	31,816	542,145	10,225	204,909
Larry K. Harvey	22,361	381,031	5,417	113,974
Christopher J. Nassetta	0	0	0	0

(1)	Reflects the portion of the 2005 Shareholder Value Award that would vest based on continued employment with the Company in 2008 through 2009, and the remaining portion of the 2006-2008 Plan which would vest based on continued employment with the Company in 2008. Mr. Nassetta’s unvested shares under the 2005 Shareholder Value Award and 2006-2008 Plan were forfeited upon his departure.

The total award granted to each officer under the 2005 Shareholder Value Award is as follows: Mr. Walter, 100,000 shares; Mr. Risoleo, 75,000 shares; Mr. Abji, 50,000 shares; Ms. Abdoo, 50,000 shares and Mr. Harvey 37,500 shares. Shares would vest in the event of an executive’s death or disability or upon a change in control of the Company. Cash dividends are accrued and paid on shares that vest. The chart below shows the vesting of each of 2005 Shareholder Value Award and the time-based awards remaining under the 2006-2008 Plan.

Award	Vest Date	Shares Vesting
		Mr. Walter	Mr. Risoleo	Mr. Abji	Ms. Abdoo	Mr. Harvey
2005 Shareholder Value Award	2-9-08	25,000	18,750	12,500	12,500	9,375
	2-9-09	25,000	18,750	12,500	12,500	9,375
2006-2008 Plan Time-based	12-31-08	25,517	18,352	8,633	6,816	3,611

(2)	Based on the closing market price of our stock on December 31, 2007 of $17.04.

(3)	Reflects the portion of the 2006-2008 Plan restricted stock awards that would vest based on performance at the “threshold” level on both the Absolute TSR and Relative TSR measures during 2008. In 2007 performance on each of these measures was below threshold and no shares vested. At the threshold level of performance, the cumulative three-year return would not be achieved and, therefore, no unearned shares from 2006 and 2007 would vest.

Stock Vested at Fiscal Year End 2007

The following table shows information about the vesting of restricted stock awards during fiscal year 2007.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
W. Edward Walter	50,517	$1,141,194
James F. Risoleo	37,102	842,302
Minaz B. Abji	21,134	499,243
Elizabeth A. Abdoo	19,316	467,791
Larry K. Harvey	12,986	324,876
Christopher J. Nassetta	62,500	1,749,375

(1)	Represents the February 9, 2007 release of 25% of the 2005 Shareholder Value Award, and the shares released on February 7, 2008 under the 2006-2008 Plan, which vested on December 31, 2007 based on continued employment. The shares shown for Mr. Nassetta vested under the 2005 Shareholder Value Award.

(2)	Based on the closing market price of the Company’s common stock on the date of release as follows: $17.30 on February 7, 2008 for shares released under the 2006—2008 Plan, and $27.99 on February 9, 2007 for shares released under the 2005 Shareholder Value Award.

Nonqualified Deferred Compensation

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan. The aggregate balance shown includes amounts earned prior to 2007 and voluntarily deferred.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year- End (2)
W. Edward Walter	$60,808	$60,808	$41,688	$0	$878,931
James F. Risoleo	92,050	51,030	(67,453)	0	1,693,413
Minaz B. Abji	42,368	42,368	11,212	0	242,004
Elizabeth A. Abdoo.	67,975	36,586	7,250	0	186,088
Larry K. Harvey	20,988	20,988	4,875	0	119,829
Christopher J. Nassetta	134,619	67,309	80,075	1,203,103	534,250

(1)	Amounts include the 2007 discretionary match paid in March 2008, which are listed in footnote 4 to the Summary Compensation Table.

(2)	Amounts reflect vested Executive Deferred Compensation Plan values as of December 31, 2007. All participants, except for Mr. Abji, are fully (100%) vested in the Plan.

Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the annual incentive award. The Company matches $.50 of each $1.00 deferred, up to a maximum of 6% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, the Company may provide, as it did in 2007, a discretionary matching contribution of $.50 on each $1.00 deferred up to 6% of the participant’s compensation. The table below shows the funds available under the Executive Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2007. Any interest, gain or loss on amounts in a participant’s account depends on the performance of the chosen funds.

Name of Fund	1 Year Annualized Rate of Return
T. Rowe Price Treasury Money Market	4.21
T. Rowe Price Prime Reserve	4.88
T. Rowe Price New Income	6.34
T. Rowe Price Spectrum Income	6.20
T. Rowe Price Equity Index 500	5.18
T. Rowe Price Real Estate	(18.80)

Participants fully vest in Company contributions after five years of continued employment. The vesting schedule is 25% vesting after two years; 50% vesting after three years; 75% vesting after four years and 100% vesting after five years or more. Company contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control.

The Plan offers automatic lump sum distributions upon death or disability. The participant may elect to receive lump sum or installment distributions upon separation from service, or with respect to his or her deferrals only (no Company contributions) on such other dates certain that a participant may elect. Such elections are made at the time the participant elects to defer compensation for a year. However, “key employee” distributions payable upon separation from service will be delayed for six months. Participants may also elect to receive a lump sum distribution of their account in the event of change of control. Plan assets are held in a rabbi trust.

Potential Severance, Change in Control Payments

Severance

The Company does not have any employment agreements with U.S. based employees. The Company has, however, had a severance plan for senior executives in effect since 2003, which provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves the Company under the following circumstances:

•	As a result of a termination without “cause”;

•	Through a voluntary termination because of a material adverse change in title, position or level of responsibility without “cause” or without such executive’s written consent; or

•	Through a voluntary termination because of a failure to pay such executive any compensation or benefits to which he or she is entitled.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances, assuming that such executive terminated employment with the Company on December 31, 2007. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan and accrued vacation pay.

	Mr. Walter	Mr. Risoleo	Mr. Abji	Ms. Abdoo	Mr. Harvey
Termination payment (1)	$2,795,208	$989,733	$862,613	$759,516	$601,740
Restricted Stock (2)
Unvested shares under 2006-2008 Plan	1,739,256	1,250,838	588,493	464,596	246,126
Unvested shares under 2005 Shareholder Value Award	426,000	319,500	213,000	213,000	159,750
Cost of benefit continuation (3)	24,445	24,445	24,445	7,393	24,445
Deferred compensation balance	878,931	1,693,413	242,004	186,088	119,829

Total	$5,863,840	$4,227,929	$1,930,555	$1,630,593	$1,151,890

(1)	Amounts reflected are a multiple of base salary and average annual incentive award. Mr. Walter would receive two times his base salary and two times the average of his annual incentive award for 2005-2007. All other executives would receive one times his or her base salary and one times the average of his or her annual incentive award for 2005-2007.

(2)	Based on the closing market price of our stock on December 31, 2007 of $17.04. Under the severance plan, one year of all time based awards would vest and one year of performance based awards would vest at the “target” level. The share amounts are as follows:

Award	One Year of Shares Vesting Under Severance Plan
	Mr. Walter	Mr. Risoleo	Mr. Abji	Ms. Abdoo	Mr. Harvey
2005 Shareholder Value Award	25,000	18,750	12,500	12,500	9,375
2006-2008 Plan at Target	102,069	73,406	34,536	27,265	14,444

Total Shares	127,069	92,156	47,036	39,765	23,819

(3)	Amounts reflect the costs associated with continuation of coverage for group medical and dental benefits for 18 months based on current COBRA rates.

Change-In-Control

The severance plan also provides for certain payments in the event that there is both a change in control of the Company and the occurrence of any of the following events in the year immediately following the change in control:

•	A reduction in the executive’s base pay;

•	The failure by the Company to provide the executive with compensation and benefits in the aggregate at least equal to that in effect prior to the change in control;

•	Termination of the executive without “cause”;

•	A material adverse change in title, position or level of responsibility without “cause” or without such executive’s written consent; or

•	Requiring the executive to be based outside a 50 mile radius from the executive’s work location prior to the change in control.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that a change in control occurred and such executive terminated employment with the Company on December 31, 2007. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan and accrued vacation pay. The Company does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive.

	Mr. Walter	Mr. Risoleo	Mr. Abji	Ms. Abdoo	Mr. Harvey
Termination payment (1)	$4,192,812	$1,979,466	$1,725,226	$1,519,031	$1,203,480
Restricted Stock (2)
Unvested shares under 2006-2008 Plan	5,778,366	4,155,664	1,955,170	1,543,534	817,698
Unvested shares under 2005 Shareholder Value Award	852,000	639,000	426,000	426,000	319,500
Cost of benefit continuation (3)	24,445	24,445	24,445	7,393	24,445
Deferred compensation balance	878,931	1,693,413	242,004	186,088	119,829

Total	$11,726,554	$8,491,988	$4,372,845	$3,682,046	$2,484,952

(1)	Amounts reflected are a multiple of base salary and average annual incentive award. Mr. Walter would receive three times his base salary and three times the average of his annual incentive award for 2005-2007. All other executives would receive two times his or her base salary and two times the average of his or her annual incentive award for 2005-2007.

(2)	Based on the closing market price of our stock on December 31, 2007 of $17.04. Under the severance plan, all unvested restricted stock would accelerate and vest in the event of a change in control and termination of employment. The shares are as follows:

	All Unvested Restricted Shares
Award	Mr. Walter	Mr. Risoleo	Mr. Abji	Ms. Abdoo	Mr. Harvey
2005 Shareholder Value Award	50,000	37,500	25,000	25,000	18,750
2006-2008 Plan	339,106	243,877	114,740	90,583	47,987

Total Shares	389,106	281,377	139,740	115,583	66,737

(3)	Amounts reflect costs associated with the continuation of coverage for group medical and dental benefits for 18 months based on current COBRA rates.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2007. The Company has not awarded stock options to any executives and stopped awarding stock options to other employees in 2002.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by stockholders (1)	376,819	$7.64	9,215,057
Equity compensation plans not approved by stockholders	—	—	—

TOTAL	376,819	$7.64	9,215,057

(1)	Shares indicated are the aggregate of those issuable under the Company’s 1997 Comprehensive Stock and Cash Incentive Plan, as amended, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock.

Director Compensation

2007 Director Fees

Directors who are employees receive no additional compensation for serving on the board or its committees. In 2007 we provided the following annual compensation to directors who are not employees.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total $
Robert M. Baylis	$77,500	$50,000	$10,195	$137,695
Terence C. Golden	68,750	50,000	33,656	152,406
Ann McLaughlin Korologos	78,750	50,000	16,853	145,603
Judith A. McHale	73,125	50,000	1,604	124,729
John B. Morse, Jr.	83,750	50,000	15,049	148,799

(1)	Mr. Marriott, the Chairman of the Board, and Mr. Walter, President and CEO, are not included in this table because they are employees of the Company and thus receive no compensation for services as directors. The compensation received by Mr. Marriott and Mr. Walter as employees is shown in the Summary Compensation Table.

(2)	Amounts reflect an annual retainer for Board service, attendance fees and retainers for committee chairs, as described below. Ms. McHale and Ms. Korologos deferred their 2007 cash compensation into their deferred stock unit account (approximately 3,553 and 2,231 stock units, respectively, for 2007) under the Non-Employee Directors’ Deferred Stock Compensation Plan described below.

(3)	Amounts reflect annual stock awards under the Non-Employee Directors’ Deferred Stock Compensation Plan.

(4)	Amount reflects:

•

Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by us or managed by our major operators as follows: Mr. Baylis, $6,020; Mr. Golden, $18,191; Ms. Korologos, $9,110; Ms. McHale, $891; and Mr. Morse, $8,698.

•	Reimbursement for taxes associated with the value of the above benefit as follows: Mr. Baylis, $4,175; Mr. Golden, $15,465; Ms. Korologos, $7,744; Ms. McHale, $713; and Mr. Morse, $6,351.

Compensation Philosophy

Directors are compensated partially in cash and partially in stock to align their interests with those of our stockholders. The components of director compensation are discussed below.

Cash Compensation

The Company provides directors the following cash compensation in addition to reimbursement of customary and usual travel expenses. Director fees were changed January 1, 2008. Listed below are the fees paid in 2007 and the fees that are effective for 2008.

	2007 Fees	2008 Fees
Yearly Retainer	$50,000 (payable monthly)	$65,000 (payable monthly)
Board Meeting Fees	$1,250	$0*
Annual Meeting Attendance Fee	$1,250	$1,500
Committee Meeting Fees	$1,250	$1,500
Chair of Compensation Policy Committee	$7,500	$10,000
Chair of Nominating and Corporate Governance Committee	$7,500	$10,000
Chair of Audit Committee	$10,000	$15,000

*	A meeting fee of $1,500 will be paid for any special Board of Directors meeting.

Stock Compensation—Annual Stock Award

Stock compensation consists of an annual award of common stock equaling the annual retainer fee ($50,000 in 2007) in value and credited to each director’s deferred stock unit account under the Non-Employee Directors’ Deferred Stock Compensation Plan. The annual award is granted under the plan to each director immediately following the annual meeting of stockholders. The number of stock units is calculated by dividing the annual retainer fee by the average of the high and low prices of our common stock on the date of the annual meeting. In 2007, the average of the high and low price of our common stock on May 17, 2007 was $23.64 and each director was credited with 2,115 stock units.

Directors are also credited with dividend equivalents that are equal in value to the dividends paid on our common stock. The Company will convert the stock units to common stock upon a director’s termination of service from the Board, as more fully described below.

Stock Ownership Policy

The Compensation Policy Committee has adopted stock ownership guidelines for non-employee directors that require all forms of equity compensation received from the Company, including the annual stock awards, to be retained by the non-employee director until termination of their service from the Board. Directors who are employees are subject to separate stock ownership guidelines applicable to corporate officers.

Perquisites

To encourage our directors to visit and personally evaluate our properties and the managers of our properties, directors receive complimentary rooms, food and beverage and other hotel services when they stay at properties owned by us or managed by our major operators. In addition, directors are reimbursed for taxes associated with the value of this benefit.

Non-Employee Directors’ Deferred Stock Compensation Plan

The Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual retainer, meeting fees, and committee chair fees until after their service on the Board has ended. Under this plan, the Company has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of the Company’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional shares and credited to the account in stock units based on the market price of the stock on the date dividends are paid.

The annual stock award made to non-employee directors after the annual meeting is also credited to each director’s stock unit account. Dividends on the award are also credited to the account and converted into stock units.

Upon termination of service from the Board, a director’s stock unit account is settled by delivering Host common stock equal to the number of stock units. Directors have the option to receive the Host shares as a lump sum or in substantially equal annual installments over a 10 year period.

REPORT OF THE COMPENSATION POLICY COMMITTEE

ON EXECUTIVE COMPENSATION

To Our Stockholders:

The Compensation Policy Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for 2007 and this proxy statement.

The Compensation Policy Committee

Ann McLaughlin Korologos, Chair

Robert M. Baylis

Judith A. McHale

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent auditors, is responsible for performing an independent audit of the Company’s financial statements and for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee members are not professional accountants or auditors, and the Committee’s functions are not intended to duplicate or certify the activities of management and the independent auditors. In this context, the Audit Committee has:

•

reviewed and discussed with management the audited financial statements for the year ended December 31, 2007, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

•

discussed with Company’s internal and independent auditors the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance;

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

•	discussed with KPMG LLP their independence from the Company and its management.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report for the year ended December 31, 2007. This report was filed with the Securities and Exchange Commission on February 26, 2008.

The Audit Committee

John B. Morse, Jr., Chair

Terence C. Golden

Judith A. McHale

AUDITOR FEES

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP, its independent auditor, for 2007 and 2006:

	2007	2006
Audit fees (annual financial statements, review of quarterly financial statements and Sarbanes-Oxley 404)	$2,420,228	$2,590,475
Audit-related fees (1)	$504,698	$879,050
Tax fees	—	—
All other fees	—	—

Total Fees	$2,924,926	$3,469,525

(1)	Audit-related fees consisted principally of fees for compliance audits, acquisition and disposition proration audits, audits of financial statements of our employee benefit plan, and consultation on accounting issues.

The Audit Committee concluded that the provision of these audit-related services is compatible with maintaining the independence of KPMG LLP.

Pre-Approval Policy for Services of Independent Auditors

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its pre-approval policy adopted in 2004. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent auditors, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. The Audit Committee has pre-approved certain services (and corresponding cost levels) in conjunction with Committee meetings, typically conducted in February of each year. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.

The Audit Committee has designated the Senior Vice President, Corporate Controller to monitor the performance of all services provided by the independent auditors and to determine whether such services are in compliance with the pre-approval policy.

Policy for Hiring Members of the Audit Engagement Team

In 2004, the Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Individuals not subject to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all such cases, the Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and PricewaterhouseCoopers LLP as its internal auditors. The purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (which we call the operating partnership) that were beneficially owned as of March 1, 2008 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of our common stock on a one-for-one basis. As of March 1, 2008, the Company owns approximately 97% of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)
Directors:
Robert M. Baylis (3)	81,696	*	0	*
Terence C. Golden (3)	60,973	*	0	*
Ann McLaughlin Korologos (3)	44,955	*	0	*
Richard E. Marriott (4)	15,624,957	2.9	140,296	2.9
Judith A. McHale (3)	29,161	*	0	*
John B. Morse, Jr. (3)	13,455	*	0	*
W. Edward Walter (5)	889,886	0.2	0	0.2
Non-Director Named Executive Officers:
Minaz Abji (5)	210,489	*	0	*
Elizabeth A. Abdoo (5)	210,826	*	0	*
Larry K. Harvey (5)	145,656	*	0	*
Christopher J. Nassetta	50,949	*	0	*
James F. Risoleo (5)	499,417	0.1	0	0.1
All Directors and Executive Officers as a group:
(15 persons, including the foregoing) (5)	18,071,090	3.5	0	3.5
Certain Beneficial Owners:
Barclays Global Investors, NA (6)	38,921,705	7.4	0	7.4
Morgan Stanley (7)	35,978,385	6.8	0	6.8
The Vanguard Group, Inc. (8)	39,336,332	7.5	0	7.5
Wellington Management Company, LLP (9)	37,115,502	7.0	0	7.0

*	Reflects ownership of less than 1/10th of 1%.

(1)	Any descriptions of ownership or aggregations of ownership of our common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of our common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.
(2)	This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of our common stock on a one-for-one basis, but that none of the operating partnership units held by others are redeemed for shares of our common stock.
(3)	The number of shares of our common stock listed here includes common stock equivalents: (1) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (2) resulting from a non-employee directors’ election to receive part of their annual retainer and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; (3) for Mr. Robert M. Baylis and Ms. Ann McLaughlin Korologos, 11,957 common stock equivalents from a one-time special stock award made in 1997 to all non-employee directors; and (4) common stock equivalents for dividends relating to common stock equivalents held by each director.
(4)	The number of shares of our common stock listed here for Richard E. Marriott includes: (1) 1,465,660 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (2) 75,364 shares held by the wife of Richard E. Marriott; (3) 505,413 shares held in trust for which the wife of Richard E. Marriott is the trustee or co-trustee; (4) 5,467,538 shares held by the J. Willard and Alice S. Marriott Foundation of which Richard E. Marriott is a co-trustee; (5) 1,436,500 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and (6) 1,303,066 shares held by a corporation of which Richard E. Marriott is the controlling stockholder. It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.
(5)	The number of shares of our common stock listed here includes the shares of restricted stock granted under our 1997 Comprehensive Stock and Cash Incentive Plan.
(6)	Barclays Global Investors, NA (“Barclays”) filed a Schedule 13G with the SEC February 5, 2008 to report beneficial ownership of 38,921,705 shares of our common stock. Barclays reports that it has the sole power to dispose of all such shares and has the sole power to vote with respect to 32,456,987 shares. Barclays’s business address is 45 Fremont Street, San Francisco, California, 94105.
(7)	Morgan Stanley filed an amendment to Schedule 13G with the SEC on February 14, 2008 to report beneficial ownership of 35,978,385 shares of our common stock. Morgan Stanley reports that it has the sole power to dispose of all such shares, has sole voting power with respect to 23,388,704 shares, and shares the power to vote with respect to 1,994 shares. Morgan Stanley’s business address is 1585 Broadway, New York, New York, 10036.
(8)	The Vanguard Group, Inc. (“Vanguard”) filed an amendment to Schedule 13G with the SEC on February 14, 2008 to report beneficial ownership of 39,336,332 shares of our common stock. Vanguard reports that it has the sole power to dispose of all such shares and has the sole power to vote with respect to 566,491 shares. Vanguard’s business address is 100 Vanguard Blvd., Malvern, PA 19355.
(9)	Wellington Management Company, LLP (“Wellington”) filed an amendment to Schedule 13G with the SEC on February 14, 2008 to report 37,115,502 shares of our common stock held of record by clients of Wellington that they may be deemed to beneficially own in their capacity as investment advisor. Wellington reports that it shares the power to dispose of all such shares and shares the power to vote with respect to 25,775,257 shares. Wellington’s business address is 75 State Street, Boston, Massachusetts, 02109.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely upon a review of copies of the forms furnished to the Company, we believe all persons required to file such forms have done so during 2007.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy on Transactions and Arrangements with Related Persons

In 2007 the Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, a policy with respect to related person transactions. The policy applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant, the amount involved exceeds $100,000, and in which any related person has or will have a direct or indirect material interest. A related person for purpose of the policy includes:

•	any Company officer, senior manager, or director;

•	an owner of 5% or more of Company stock;

•	any immediate family member of any person listed above; or

•	any firm in which any of the foregoing persons is employed or is a principal in which such person has a 5% or greater interest.

Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or the Audit Committee will review the transaction at its next meeting in all other circumstances. In those instances in which the legal department, in consultation with the Chief Executive Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, then the transaction will be reviewed by the Chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or Chair will decide whether to approve the transaction.

As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2 percent of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, which has been approved pursuant to the Company’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $1,000,000, or 2 percent of that charitable organization’s total annual receipts;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons; and

•

management agreements and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage Marriott and Ritz-Carlton hotels owned or leased by the Company or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with the Company’s then current agreements with Marriott International or other major third party operators.

Related Person Transactions

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (renamed Host Hotels & Resorts, Inc.) and Marriott International. Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into three general categories:

•	distribution agreement and the related agreements stemming from our separation into two companies;

•	lodging management and franchise agreements relating to our properties; and

•	acquisition financing and joint ventures.

As of January 31, 2008, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 13.7% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Chairman of the Board and Chief Executive Officer of Marriott International. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and our Company are considered related person transactions within the meaning of our policy described above. A summary of our ongoing relationships with Marriott International is provided below.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective businesses. This distribution agreement has been amended from time to time. We also entered into other agreements with Marriott International in connection with the business separation which govern aspects of our ongoing relationships. These other agreements include:

Tax Sharing Agreement.

We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

Administrative Services Agreements and Office Space Lease.

We entered into agreements with Marriott International pursuant to which Marriott International provided certain continuing administrative services for us and our subsidiaries and by which we subleased office space from Marriott International. These services and the sublease were provided on market terms and conditions. In August 2002, we terminated the sublease and related administrative services agreements when we relocated to our current office space, although we continue to lease from Marriott International approximately 2,400 square feet of office space. In 2007, we paid Marriott International approximately $99,907 in rental fees for this office space. In addition, we paid Marriott International $100,000 in ground rent in connection with property at the Desert Springs, a JW Marriott Resort.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management agreements with us and certain of our subsidiaries to manage Marriott-and Ritz-Carlton-branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into a franchise agreement with us and certain of our subsidiaries that allow us to use the Marriott brand, associated trademarks, reservation systems and other related items for one Marriott hotel for which we have entered into an operating agreement with a hotel management company other than Marriott International. In 2007, we and our subsidiaries paid $197 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 20 years with one or more renewal terms. Under each management agreement, Marriott International provides comprehensive management services for the hotels. These agreements typically include the terms described below.

•

Operational Services.    Marriott International generally has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishing all room rates, processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by technical and operational experts and promoting and publicizing of the hotels. Marriott International receives compensation in the form of a base management fee which is calculated as a percentage (typically 3%) of annual gross revenues, and an incentive management fee, which is typically calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel.

•

Executive Supervision and Management Services.    Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, provides other administrative and accounting support services to the hotels, such as planning and policy services, financial planning, divisional financial services, product planning and development, employee staffing and training, corporate executive management, and certain in-house legal services. For the majority of our properties managed by Marriott International, we have approval rights over the budget, capital expenditures and other matters.

•

Chain Services.    Marriott International furnishes chain services on a centralized basis. Such services include: (1) the development and operation of certain computer systems and reservation services; (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation of regional personnel; and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group basis rather than at an individual hotel. Costs and expenses incurred in providing these services are generally allocated among all hotels managed by Marriott International or its affiliates that benefit from these services.

•

Working Capital and Fixed Asset Supplies.    Our management agreements with Marriott International typically require us to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We are also responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.

•

Furniture, Fixtures and Equipment Replacements.    Under our management agreements with Marriott International, we are required to provide all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required replacements). The management agreements generally provide that, on an annual basis, the manager will prepare a list of furniture, fixtures and equipment to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the cost, which is subject to our review and approval. For purposes of funding the furniture, fixtures and equipment replacements, a specified percentage (typically 5%) of the gross revenues of the hotel is deposited by the manager into an escrow account in our name, to which the manager has access. However, for 63 of our Marriott hotels, we have entered into an agreement with Marriott International to allow us to fund such expenditures directly as incurred from one account that we control, subject to maintaining a minimum balance of the greater of $34.6 million or 30% of total annual specified contributions, rather than escrowing funds at accounts at each hotel.

•

Building Alterations, Improvements and Renewals.    Marriott International is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and elevators of each hotel which we review and approve based on their recommendations and our judgment. In addition to the foregoing, the management agreements generally provide that the manager may propose such changes, alterations and improvements to the hotel as are required, in the manager’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition consistent with Marriott’s brand standards. We also have approval authority over such changes, alterations and improvements.

•

Sale of the Hotel.    Most of our management agreements with Marriott International limit our ability to sell, lease or otherwise transfer the hotels by requiring that the transferee assume the related management agreements and meet specified other conditions, including the condition that the transferee not be a competitor of Marriott International.

•

Service Marks.    During the term of the management agreements, the brand name, service mark, symbols and logos used by the manager may be used in the operation of the hotel. Any right to use the brand name, service marks, logos and symbols and related trademarks at a hotel will terminate with respect to that hotel upon termination of the applicable management or franchise agreement.

•

Termination on Sale.    While most of our management agreements with Marriott International are not terminable prior to their full term in connection with the sale of hotels, we have negotiated rights with respect to 22 Marriott-branded hotels to terminate management agreements in connection with the sale of these hotels subject to certain limitations, and the payment of a termination fee with respect to three of these hotels. The remaining 19 Marriott-branded hotels may be sold free and clear of their existing management agreements without a termination fee, of which approximately 68% must maintain the Marriott brand affiliation.

•

Performance Termination.    The majority of our management agreements with Marriott International provide for termination rights in the case of the manager’s failure to meet certain financial performance criteria, generally a set return on the owner’s investment. We have agreed in the past, and may agree in the future, to waive certain of these termination rights in exchange for consideration from the hotel manager, which could take the form of cash compensation or amendments to the management agreement. Similarly, the majority of our management agreements condition the manager’s right to renew pre-determined extension terms upon satisfaction of certain financial performance criteria.

In addition to our management agreements with Marriott International for our full service hotels, certain of our subsidiaries are partners in a joint venture that owned 115 Courtyard by Marriott lodging properties as of December 31, 2007. These properties are operated by a subsidiary of Marriott International under long-term agreements. In 2007 these properties paid approximately $49 million in management fees to a subsidiary of Marriott International under those agreements. On March 29, 2005, we sold 85% of our interest in the joint venture to a third party for approximately $92 million. In conjunction with the sale of our interest, the joint venture was recapitalized and converted to a limited partnership. Post-recapitalization, we own a 3.6% limited partner interest in the newly-formed partnership, which we have the right to cause the partnership to redeem, under certain conditions, between December 2007 and December 2009, subsequent to which the partnership will also have the right to redeem our remaining interest.

Acquisition Financing and Joint Venture

Marriott International has in the past provided financing to us for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. One of our subsidiaries remains indebted to Marriott International for acquisition financing from prior years. The amount of such indebtedness as of December 31, 2007 was $3.6 million. In 2007, Marriott International did not provide us with any new acquisition financing, although it is possible that Marriott International may from time to time provide this type of financing in the future.

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

If you wish to submit a proposal to be included in the proxy statement for our 2009 annual meeting, we must receive it no later than December 11, 2008. The proposal must comply with the SEC’s proxy rules and should be sent to the attention of the Secretary at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817.

Additionally, the Company’s Bylaws include requirements which must be met if a stockholder would like to nominate a candidate for director or bring other business before the stockholders at the 2009 annual meeting, whether or not the proposal or nomination is requested to be included in the proxy statement. Those requirements include written notice to the Secretary (at the above address), no earlier than October 12, 2008 and no later than December 11, 2008, and which notice must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary, and is also available on our website (http://www.hosthotels.com).

OTHER MATTERS

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the enclosed proxy.

It is important that the proxies be voted promptly and that your shares be represented. Please submit your proxy via the Internet, by phone or by signing, dating and returning your proxy in the enclosed envelope. A copy of our 2007 Annual Report has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

We have filed an Annual Report on Form 10-K for the year ended December 31, 2007 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Annual Report on Form 10-K (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (http://www.hosthotels.com).

BY ORDER OF THE BOARD OF DIRECTORS,

ELIZABETH A. ABDOO

Secretary

Dated: April 10, 2008

Annual Meeting Admission Ticket Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., New York Time, on May 13, 2008.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com/HST
• Follow the steps outlined on the secured website.
• If in the future you wish to receive future proxy material electronically, you will have the opportunity to consent at this site.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Robert M. Baylis	☐	☐	☐	02 - Terence C. Golden	☐	☐	☐	03 - Ann M. Korologos	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
04 - Richard E. Marriott	☐	☐	☐	05 -Judith A. McHale	☐	☐	☐	06 - John B. Morse, Jr.	☐	☐	☐

	For	Against	Abstain
07 – W. Edward Walter	☐	☐	☐

For Against Abstain
2. Ratify Appointment of KPMG LLP as independent auditors.	☐ ☐ ☐

B Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

Admission Ticket

Host Hotels & Resorts, Inc.

Annual Meeting of Stockholders

Wednesday, May 14, 2008, 10:00 a.m.

The Ritz-Carlton, Tysons Corner

1700 Tysons Boulevard

McLean, Virginia 22102

AGENDA

1. ELECTION OF DIRECTORS

•

2. RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS

•

TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person.

To make sure your shares are represented, we urge you to submit your proxy instructions by telephone, via the internet, or by completing and mailing the proxy card below.

If you plan on attending the Annual Meeting, please mark

the appropriate box on the reverse side of the proxy card below.

Present this Admission Ticket to the Host Hotels & Resorts representative at the entrance.

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send future proxy voting materials to you by email. To register for electronic delivery of future proxy materials, go to www.computershare.com/us/ecomms to vote and sign up for electronic delivery.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – HOST HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 14, 2008, 10:00 a.m.

The undersigned appoints Elizabeth A. Abdoo and Larry K. Harvey, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 27, 2008 at the Annual Meeting of Stockholders to be held on May 14, 2008, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If no instruction is made, this proxy will be voted FOR the election of each director and FOR proposal 2. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Please vote immediately.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.